Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into this 1st  day of August, 2011, by and among Activision Blizzard, Inc. (the “Company”), on the one hand, and Suffolk Ventures LLC, a California limited liability company existing under the laws of the State of California (“Consultant”), and George Rose, an individual (“Rose”), on the other hand.  The Company, Consultant and Rose are sometimes referred to in this Agreement individually as a “party” or collectively as “parties.”

RECITALS

A.                                   WHEREAS, Rose is the President of Consultant and possesses substantial expertise, skill and knowledge in the video game industry in which the Company is engaged.

B.                                     WHEREAS, the Company wishes to utilize Rose’s skills and services and, therefore, is willing to engage Consultant, as an independent contractor, to make available Rose’s  skills and services to the Company, and Consultant is willing to be so engaged and will provide Rose’s skills and services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

1.                                       TERM.  This Agreement will begin on August 1, 2011, and will continue until December 31, 2012 (“Expiration Date”), unless terminated earlier in accordance with Section 12 below (“Term”). The Company will have the option to extend the Term by up to one year by notifying Consultant in writing of its intent to do so at least six (6) months prior to the original Expiration Date.  The final date of any such extended Term will thereafter be referred to as the “Expiration Date” for purposes of this Agreement, and the Term will end on such date (or such earlier date on which this Agreement is terminated pursuant to Section 12).  Upon the Expiration Date (or such earlier date on which this Agreement is terminated pursuant to Section 12), all obligations and rights under this Agreement will immediately lapse, subject to any provisions which survive pursuant to Section 12.  The parties may, however, enter into a new agreement, if so desired, the terms of which will be subject to good faith negotiations.

2.                                       SERVICES TO BE RENDERED.  Consultant is engaged to provide (by making available the services of Rose) up to 60 hours per month, strategic and expert advice on pending litigation, public policy matters (including but not limited to the Call of Duty Endowment of which Rose currently is President), and special projects, as requested by the Company’s CEO, Robert Kotick.  Rose, individually and as a principal and representative of Consultant, agrees to personally (i) perform all services to be rendered to the Company;

(ii) honor all obligations, duties and requirements of Consultant pursuant to this Agreement to the same standards required of Consultant, including, without limitation, those set forth in Sections 4, 9 and 14; and (iii) be liable for all obligations of Consultant pursuant to this Agreement, including without limitation, breaches thereof; in each case, as if “Rose” were substituted for “Consultant.”

2.1                                 Manner and Means.  Except as stated herein, the Company will have no right to control the manner or the means by which Consultant performs its services for the Company.  Further, the Consultant will provide its own facilities and equipment; provided, however, that the Company will allow the Consultant to use one of the Company’s offices and/or the Company’s other facilities and/or equipment from time to time as determined by the Company solely for the purposes of facilitating Consultant’s fulfillment of its obligations pursuant to this Agreement.  In that regard, the Company agrees that Consultant will be able to use an office to be selected by the Company on sole or shared basis for performing its obligations pursuant to this Agreement.  Consultant may also purchase for no more than current book value Rose’s cell phone with the number [               ] and cell card, and the Company will transfer to Rose ownership of the current AT&T cell plan associated with such account(s) or make other similar arrangements, so long as Consultant assumes all liabilities associated with such cell phone and cell card.  Consultant may also purchase for no more than current book value Rose’s Dell M1210 laptop computer and Rose’s desktop computer. Consultant will have parking access for Rose free of charge.  Rose will be permitted to park in any available parking spot when visiting the Company’s premises.  Rose will be issued a “contractors badge” for access to Company premises and Rose’s office.

2.2                                 Sole Responsibility.  Consultant (with Rose acting as its representative) understands that this Agreement is with Consultant and Rose alone, and that Consultant and Rose are solely responsible to see that its terms are met.

3.                                       STANDARD OF PERFORMANCE.  Consultant agrees that it will at all times faithfully and industriously and to the best of its ability, experience and talents, perform all of the duties that may be reasonably required of and from it pursuant to the terms of this Agreement.  Consultant’s services will be performed at such times as are convenient to Consultant.  In this regard, Consultant agrees to be available to the Company during normal business hours in the United States, unless Consultant is travelling outside the United States.

4.                                       OWNERSHIP.

4.1.                              Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant in performing the Services under this Agreement, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or develop or that Consultant may become associated with in work, investigation or development in the Company’s line of business, (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

4.2.                              Further Assurances.  Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers will continue after the termination of this Agreement.

4.3.                              Attorney-in-Fact.  Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 4.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

5.                                       COMPENSATION.  As compensation for the consulting services to be rendered by Consultant hereunder, upon presentation of a proper invoice from Consultant, the Company will pay to Consultant a fee of $89,559.00 per quarter, in arrears, which will be payable quarterly on January 1, April 1, July 1 and October 1; provided that the first such payment due on October 1, 2011 will be in the amount of $59,705.88, pro-rated based on the actual time this Agreement is in effect during the July through September quarter of 2011.  The Company will endeavor to make timely payments after receipt of a proper invoice from Consultant, but will have a grace period of 5 business day to make each payment by direct deposit to Consultant’s bank account as informed by Consultant. The Consultant’s invoice will be directed to the Chief Legal Officer of Activision Blizzard for processing.

6.                                       INDEPENDENT CONTRACTOR.  Consultant will render services to the Company as an independent contractor and not as an employee or partner of the Company. Consultant will be under the control of the Company as to the result of his services only and not as to the means by which said result is to be accomplished.  Consultant will, subject to its compliance with all ethical standards and the express provisions of this Agreement, retain sole and absolute discretion and judgment with respect to the manner of rendering the services contemplated of it under this Agreement.

7.                                       NO AGENCY.  Consultant acknowledges that nothing stated in this Agreement will be construed as constituting the parties hereto as principal/agent and that it will not have, or represent that it has, any power, right or authority to bind the Company or to assume or create any obligation or responsibility, express or implied, on behalf of the Company or in the

Company’s name.  Accordingly, Consultant warrants that it will not hold itself out as an agent of the Company, and will not purport to bind the Company in any way, including entering into any agreement with a third party.

8.                                       NO WITHHOLDING BY THE COMPANY.  Pursuant to the intention of the parties, the Company will not be responsible for withholding or paying any amount for workers’ compensation insurance or any federal, state or local income, payroll or social security tax of any type whatsoever including, but not limited to, federal and California income taxes, federal social security taxes, or California unemployment taxes or disability insurance, with respect to any compensation payable to Consultant hereunder.  Consultant fully understands that Consultant, and not the Company, will make its own payments and reports to the proper governmental agencies as required by law.

9.                                       FIDUCIARY DUTY AND DUTY OF LOYALTY.   Consultant acknowledges that it will come in possession of and in connection with rendering services required under the Agreement will obtain access to the Company’s Confidential Information (as defined in Section 14 below) during the term of the Agreement, and accordingly Consultant will have a fiduciary duty and an undivided duty of loyalty to the Company such that it will not, during the term of this Agreement, (i) render managerial, advisory, consulting or other services to any third party in the interactive entertainment or video game industries, other than in connection with Smart Games (as defined in the following sentence), during the term of this Agreement; (ii) engage in any activities for itself or any third party that would cause reputational harm to the Company; or (iii) perform services for itself or any third party, if doing so threatens to or actually requires it to reveal or utilize the Company’s Confidential Information.  “Smart Games” means non-entertainment “game” applications, such as medical applications, educational applications, personal development applications, business training applications and public policy applications, which may be delivered via computers, handheld devices or consoles.

10.                                 REIMBURSEMENT OF EXPENSES.  Subject to written approval by the CEO of the Company, or any other individual designated by him in writing, the Company will reimburse Consultant for those travel, promotional and similar expenditures incurred by Consultant which the Company determines are reasonably necessary for the proper discharge of Consultant’s duties under this Agreement and for which Consultant submits appropriate receipts and indicates the amount, date, location and business character, in accordance with the Company’s reimbursement policy, which will be provided to Consultant in due course.  In that regard, Consultant’s travel accommodations, should travel be required, will be consistent with travel policies applicable to Company’s senior executive officers at the time of travel.

11.                                 INDEMNIFICATION.

(a)                                  Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) any failure by Consultant to pay any and all taxes which are due in relation to the services provided pursuant to this Agreement, (iii) any breach by the Consultant or Consultant’s assistants, principles, representatives, officers, directors, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement and resulting from a grossly negligent, reckless or intentionally wrongful act by Consultant.  Notwithstanding the foregoing, Consultant’s maximum liability pursuant to this Section 11 will not exceed $3.0 million; provided, however, such limitation will not apply to fraud, theft, misappropriation, bad faith, breaches of confidentiality or any criminal or intentionally wrongful act.

(b)                                 The Company agrees to indemnify and hold harmless the Consultant and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of the Company or the Company’s officers, directors, employees or agents, or (ii) any breach by the Company or Company’s officers, directors, employees or agents of any of the covenants contained in this Agreement.  Notwithstanding the foregoing, Company’s maximum liability pursuant to this section will not exceed $3.0 million; provided, however, such limitation will not apply to any fraud, theft, bad faith, or any criminal or intentionally wrongful act.

12.                                 TERMINATION.

12.1                           Early Termination.  Notwithstanding the provisions of Section 1 above, in the case of a material breach of this Agreement by one party, the other party will have the right to terminate this Agreement with no advance notice if, after providing the breaching party with notice of the breach, the breaching party fails to cure the breach within thirty (30) days after receipt of written notice of the breach.

12.2                           Effect of Early Termination.

(a)                                  In the event this agreement terminates pursuant to Section 12.1 above as a result of uncured breach by Consultant, Consultant will be entitled to receive payment for any earned but unpaid amounts up to the termination date and any unpaid amounts of expenses already properly incurred, as full and final satisfaction of the terms of this Agreement.  Consultant will have no further claims against the Company for compensation hereunder.

(b)                                 Upon such termination, all rights and duties of the Company and Consultant toward each other will cease, except Section 4, Section 6, Section 7, Section 8, Section 11, Section 14, and Section 15 (specifically 15.3, 15.4, 15.5, 15.6, 15.7, and 15.8), all of which will survive termination of this Agreement.

13.                                 ASSIGNABILITY.  This Agreement is personal between Consultant and the Company.  Consultant will not assign Consultant’s rights or delegate its duties under this Agreement, in whole or in part, without the written consent of the Company. The Company will have the right to assign its rights and delegate its duties under this Agreement in whole or in part to its parent or subsidiary or in the event of a merger, consolidation, acquisition of all or substantially all of its business or assets, without the consent of Consultant, provided that the assigned party assumes the Company’s obligations in writing.  In the event this Agreement is assigned in accordance with the terms hereof, the obligations of the Company and Consultant hereunder will be binding on their successors or assigns, whether by merger, consolidation, acquisition of all or substantially all of its business or assets, or otherwise.

14.                                 CONFIDENTIAL INFORMATION OF THE COMPANY.  Consultant, during the term of this Agreement, will develop, have access to and become acquainted with confidential information of the Company, and which is regularly used in the operation of the businesses of such entities.

14.1.                        Definition.  “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets there for, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) has become publicly known and made generally available through no wrongful act of Consultant or its officers, directors and affiliates; (ii) has been rightfully received by Consultant or its officer, directors and affiliates from a third party who is authorized to make such disclosure; or (iii) Consultant can verify has been independently developed or otherwise learned by it, its officers, directors or affiliates without reference to or knowledge of the Company’s corresponding confidential information.

14.2.                        Nonuse and Nondisclosure.  Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.  If Consultant is requested to disclose any Confidential Information in connection with a court or administrative proceeding or as required by applicable law, the Consultant will promptly notify the Company, so the Company may seek a protective order or take other appropriate action.  The Consultant will cooperate with the Company in any such actions.  If, in the absence of a protective order or other action which relieves the Consultant of its obligations, the Consultant and its lawyers reasonable determine that disclosure of the Confidential Information is legally required, then the Consultant may disclose only such Confidential Information as is required by law and the Consultant will undertake best efforts to obtain confidential treatment for such disclosure.

14.3.                        Former Client Confidential Information.  Consultant agrees that Consultant will not, during the term of this Agreement and thereafter, improperly use or disclose any proprietary information or trade secrets of any former or current client of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any.  Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

14.4.                        Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Should Consultant come into possession of such information, Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

14.5.                        Return of Materials.  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

15.                                 OTHER PROVISIONS.

15.1                           Compliance With Other Agreements.  Each of the Company and Consultant represents and warrants to each other that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which each is a party or by which each is bound.

15.2                           Counsel.  The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel, including, without limitation, tax advisors or counsel, concerning the terms and conditions set forth herein.

15.3                           Entire Agreement.  This Agreement is the only agreement and understanding between the parties pertaining to the provision of consulting services, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

15.4                           Governing Law and Costs.  The validity, construction and performance of this Agreement will be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.  In the event of litigation between the parties pertaining to this Agreement, the losing party will pay the reasonable attorney’s fees of the prevailing party.

15.5                           Severability.  The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if any invalid or unenforceable provision were omitted.

15.6                           Amendment and Waiver.  This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties.  Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party.  No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

15.7                           Notice.  Any notices or communications required or permitted by this Agreement will be deemed sufficiently given if in writing and when delivered personally or 48 hours after sent by Federal Express courier service and addressed as follows:

(a)                                  If to the Company, to Activision Blizzard, Inc., Attn: Chief Legal Officer, 3100 Ocean Park Blvd., Santa Monica, CA 90405; or

(b)                                 If to Consultant, to Suffolk Ventures LLC, c/o George Rose, President, [             ].

15.8                           Headings.  The Section and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SUFFOLK VENTURES LLC
THE COMPANY

By:	/s/ George Rose
George Rose

ACTIVISION BLIZZARD, INC.

/s/ George Rose		By:	/s/ Chris B. Walther
George Rose, individually		Chris B. Walther
Chief Legal Officer